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                                   FORM 15
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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

                CERTIFICATION AND NOTICE OF TERMINATION OF
                REGISTRATION UNDER SECTION 12(G) OF THE
                SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 1-13574
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                   JOHNS MANVILLE INTERNATIONAL GROUP, INC.
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             (Exact name of registrant as specified in its charter)

                                 P.O. BOX 5108
                             DENVER, CO 80217-5108
                                (303) 978-2000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         10 7/8% SENIOR NOTES DUE 2004
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date: 10
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Pursuant to the requirements of the Securities Exchange Act of 1934, Johns
Manville International Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    11/9/98                        By: /s/ Dion Persson
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                                           Vice President, Asst. General
                                           Counsel and Secretary